SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MEDICIS PHARMACEUTICAL CORPORATION

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NOTICE OF
2001 ANNUAL MEETING OF SHAREHOLDERS
November 6, 2001

Dear Fellow Shareholder:

         You are cordially invited to attend the 2001 Annual Meeting of Shareholders of Medicis Pharmaceutical Corporation. The meeting will be held at The Phoenician, 6000 East Camelback Road, Scottsdale, Arizona, on Tuesday, November 6, 2001. The meeting will begin at 9:30 a.m. local time. Our Board of Directors called this meeting for the following purposes:

1.	To elect three directors for a term of three years;

2.	To ratify the appointment of Ernst & Young LLP as independent auditors for our fiscal year ending June 30, 2002; and

3.	To transact such other business as may properly come before the meeting and any adjournments. We are currently unaware of any additional business to be presented at the meeting.

         You must own shares at the close of business on October 1, 2001 to vote at the meeting.

         In order that your shares may be represented at the meeting in case you are not personally present, please complete, sign and date the enclosed proxy/voting card and return it as soon as possible in the enclosed addressed envelope. If you attend the meeting, you may vote your shares in person, even if you have signed and returned the proxy card.

Sincerely,

/s/ Mark A. Prygocki, Sr.

Mark A. Prygocki, Sr.

Executive Vice President,

Chief Financial Officer,

Corporate Secretary and Treasurer

September 28, 2001

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
November 6, 2001

         The annual meeting of shareholders of Medicis Pharmaceutical Corporation (“Medicis” or “the Company”) will be held on Tuesday, November 6, 2001, at 9:30 a.m. local time, at The Phoenician, 6000 East Camelback Road, Scottsdale, Arizona. This proxy statement and the accompanying form of proxy is being mailed beginning October 8, 2001 in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting.

         Medicis will bear the cost of soliciting the proxies, including the charges and expenses of brokerage firms and others that forward the proxy material to beneficial owners of our stock. Proxies may be solicited by mail, facsimile, telephone, e-mail or personal communications.

         The close of business on October 1, 2001, has been fixed as the “record date” for the annual meeting. If you were a shareholder at that time, you are entitled to notice and may vote at the meeting. On the record date, we had 30,166,251 shares of Class A common stock and 422,962 shares of Class B common stock outstanding. Each share of Class A common stock outstanding on the record date is entitled to one vote on each matter of business considered at the meeting. Each share of Class B common stock outstanding on the record date is entitled to ten votes on each matter of business considered at the meeting. A majority of the voting power of the outstanding capital stock entitled to vote at the meeting shall constitute a quorum. If you want to vote in person at the annual meeting, and you hold your Medicis stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

         Unless you tell us on your proxy card to vote differently, we will vote “FOR”

         (i)  the director nominees named in this proxy statement; and

         (ii)  the appointment of Ernst & Young LLP as independent auditors.

         You may revoke your proxy by sending in a new proxy card with a later date or by sending written notice of revocation to our corporate secretary at the address in the paragraph below. If you attend the meeting, you may revoke in writing previously submitted proxies and vote in person.

         Our headquarter offices are located at 8125 North Hayden Road, Scottsdale, Arizona 85258-2463.

PROPOSAL 1: ELECTION OF DIRECTORS

         At the meeting, three directors will be elected to serve a three-year term, which is scheduled to expire at the close of our annual meeting in 2004. The shares represented by the enclosed proxy will be voted to elect as a director the nominees named below, unless a vote is withheld for an individual nominee. If a nominee cannot or will not serve as a director (which events are not anticipated), the shares represented by the enclosed proxy may be voted for another person as determined by the holder of the proxies.

Board Structure

         Our Board of Directors has seven members. The directors are divided into three classes. At each annual meeting, the term of one class expires. Directors in each class serve a term of three years.

Board Nominees

         The Board of Directors has nominated Jonah Shacknai, Michael A. Pietrangelo and Lottie H. Shackelford for re-election as directors. Each director nominee would serve a three-year term expiring at the close of our 2004 annual meeting. Mr. Shacknai, Mr. Pietrangelo and Ms. Shackelford are currently directors of Medicis. Biographical information on the nominees is furnished below under “Directors, Director Nominees and Executive Officers.”

Vote Required

         The three nominees receiving the highest number of votes cast at the meeting will be elected to serve for a term of three years, or until their successors are duly elected and qualified.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE
DIRECTOR NOMINEES SPECIFIED IN PROPOSAL 1.

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

         The following biographical information is furnished with regard to the directors, the director nominees and the executive officers.

			Director	Term
Name	Age	Position	Since	Expires

Jonah Shacknai(1)	44	Chairman and Chief	1988	2001

		Executive Officer, Director and Director

		Nominee

Arthur G. Altschul, Jr.(2)	37	Director	1992	2003

Spencer Davidson(2) (3)	59	Director	1999	2002

Peter S. Knight, Esq.(3)	50	Director	1997	2002

Michael A. Pietrangelo(1)(3)	59	Director and Director Nominee	1990	2001

Philip S. Schein, M.D.(2)	62	Director	1990	2003

Lottie H. Shackelford(2)	60	Director and Director Nominee	1993	2001

Joseph A. Cooper	43	Executive Vice President,	N/A	N/A

		Business Development

Richard J. Havens	51	Executive Vice President,	N/A	N/A

		Sales and Marketing

Mark A. Prygocki, Sr.	35	Chief Financial Officer,	N/A	N/A

		Executive Vice President,

		Corporate Secretary and Treasurer

Mitchell S. Wortzman, Ph.D.	51	Executive Vice President,	N/A	N/A

		Research and Development

(1)	Member of the Executive Committee

(2)	Member of the Audit Committee

(3)	Member of the Stock Option and Compensation Committee

         Jonah Shacknai is a founder of our company and has served as our Chairman and Chief Executive Officer since July 1988. From 1977 until late 1982, Mr. Shacknai served as chief aide to the House of Representatives’ committee with responsibility for health policy, and in other senior legislative positions. During his service with the House of Representatives, Mr. Shacknai drafted significant legislation affecting health care, environmental protection, science policy, and consumer protection. He was also a member of the Commission on the Federal Drug Approval Process and the National Council on Drugs. From 1982 to 1988, as senior partner in the law firm of Royer, Shacknai, and Mehle, Mr. Shacknai represented over 30 multinational pharmaceutical and medical device concerns, as well as four major industry trade associations. Mr. Shacknai also served in an executive position with Key Pharmaceuticals, Inc., prior to its acquisition by Schering-Plough Corporation. Mr. Shacknai was selected to serve on the Listed Company Advisory Committee to the New York Stock Exchange (LCAC). The LCAC was created in 1976 by the NYSE board to address issues that are of critical importance to the Exchange and the corporate community. In January 2000, Mr. Shacknai was selected as an Entrepreneurial Fellow at the Karl Eller Center of the University of Arizona. Mr. Shacknai is a director of Delta Society, a public service organization promoting animal-human bonds, and president and director of the Whispering Hope Ranch, a foundation that fosters animal-assisted therapy for special needs children and adults. He is also a director of the Southwest Autism Research Center and a member of the Board of Trustees of the National Public Radio Foundation. In 1997, he received the Arizona Entrepreneur of the Year award, and was one of three national finalists for that award. Mr. Shacknai has served as a member of the National Arthritis and Musculoskeletal and Skin Diseases Advisory Council of the National Institutes of Health, and currently serves on the U.S.-Israel Science and Technology Commission, both of which are federal cabinet-appointed positions. Mr. Shacknai obtained a B.S. degree from Colgate University and a J.D. from Georgetown University Law Center.

         Arthur G. Altschul, Jr. has been a director since December 1992. He has worked in investment banking, venture capital and as a member of senior management of a publicly traded healthcare concern. Mr. Altschul is a founder and Managing Member of Diaz & Altschul Group, LLC, a private investment advisory firm. Between 1985 and 1991, Mr. Altschul worked in the Equity and Fixed-Income Trading Departments at Goldman, Sachs & Co., was a founding limited partner of The Maximus Fund, LP, and worked in the Equity Research Department at Morgan Stanley & Company. From 1992 to 1996, Mr. Altschul worked at SUGEN, Inc., most recently as Senior Director of Corporate Affairs. Mr. Altschul serves on the Board of Directors of General American Investors, Inc., a NYSE-traded closed-end investment company; Delta Opportunity Fund, Ltd., an offshore investment fund which invests primarily in the healthcare industry; ValiGen N.V., a European biotechnology company; the New York Council for Humanities and the Overbrook Foundation. Mr. Altschul holds a B.S. from Columbia University in Computer Science.

         Spencer Davidson has been a director since January 1999. Mr. Davidson serves as President and Chief Executive Officer of General American Investors Company, Inc., a closed-end investment company listed on the New York Stock Exchange (NYSE:GAM). His background also includes a distinguished career on Wall Street with positions held at Brown Brothers Harriman; Beck, Mack & Oliver as General Partner; and Odyssey Partners, where he served as Fund Manager. Additionally, Mr. Davidson acts as the General Partner of The Hudson Partnership, a private investment partnership, and serves as Trustee for both the Innisfree Foundation, Inc. of Millbrook, New York, and the Neurosciences Research Foundation, Inc. of San Diego, California. A graduate of City College and Columbia University, Mr. Davidson holds a M.B.A., a C.F.A. and a C.I.C.

         Peter S. Knight, Esq. has been a director of the Company since June 1997. Mr. Knight is a principal with Sage Venture Partners. From 1991 through 1999, he was a partner at the law firm of Wunder, Knight, Forscey & DeVierno. Mr. Knight served as the General Counsel and Secretary of the Company from 1989 to 1991. From 1977 to 1989, he was Chief of Staff to Congressman and then Senator Al Gore. In 1996, Mr. Knight served as the National Campaign Manager for Clinton/Gore ‘96 and during the 2000 presidential campaign, he served as the deputy chair of the Democratic National Committee. Mr. Knight currently serves as a director of the Whitman Education Group, EntreMed, Schroders Mutual Fund and Hedge Group and is a principal with CommGene, a biotechnology venture fund. He also serves on the Board of the Center for National Policy and the Board of Visitors of the Duke University Terry Sanford School of Public Policy.

         Michael A. Pietrangelo has been a director since October 1990. Admitted to the bar in New York, Tennessee and the District of Columbia, he was an attorney with the Federal Trade Commission and later for Pfizer, Inc., from 1967 to 1972. Joining Schering-Plough Corporation in Memphis, Tennessee in 1972, Mr. Pietrangelo served in legal capacities, first as Legal Director and then as Associate General Counsel. During that time he was also appointed Visiting Professor of Law by the University of Tennessee and University of Mississippi Schools of Pharmacy. In 1980, Mr. Pietrangelo left corporate law and focused on consumer products management, serving in a variety of executive positions at Schering-Plough Corporation prior to being named President of the Personal Care Products Group in 1985. In 1989, he was asked to join Western Publishing Group as President and Chief Operating Officer. From 1990 to 1994, Mr. Pietrangelo was the President and Chief Executive Officer of CLEO, Inc., a Memphis-based subsidiary of Gibson Greetings, Inc., a manufacturer of specialized paper products. In 1994, he accepted a position as President of Johnson Products Company, a subsidiary of IVAX Corporation. He served in that capacity until February 1998, when he returned to the practice of law with Pietrangelo Cook PLC, based in Memphis, Tennessee.

         Philip S. Schein, M.D. has been a director since October 1990. Dr. Schein was the Founder, Chairman and Chief Executive Officer of U.S. Bioscience, Inc., a publicly held pharmaceutical company involved in the development and marketing of chemotherapeutic agents, from 1987 to 1998. His prior appointments included Scientific Director of the Vincent T. Lombardi Cancer Research Center at Georgetown University, Vice President for Worldwide Clinical Research and Development, SmithKline and French Labs and Senior Investigator and Head of the Clinical Pharmacology Section at the National Cancer Institute. He has served as President of the American Society of Clinical Oncology and has chaired the Food and Drug Administration Oncology Drugs Advisory Committee. Dr. Schein was appointed to the National Cancer Advisory Board by President Clinton. Presently, he serves as President (USA), International Network for Cancer Treatment and Research, Adjunct Professor of Medicine and Pharmacology at the University of Pennsylvania School of Medicine and as President of The Schein Group. Dr. Schein serves on the Board of Directors of MGI Pharma and RxCentric.

         Lottie H. Shackelford has been a director since July 1993. Ms. Shackelford has been Executive Vice President of Global USA, Inc., a government relations firm, since April 1994, and has been Vice Chair of the Democratic National Committee since February 1989. Ms. Shackelford was Executive Vice President of U.S. Strategies, Inc., a government relations firm, from April 1993 to April 1994. She was also Co-Director of Intergovernmental Affairs for the Clinton/Gore presidential transition team between November 1992 and March 1993, Deputy Campaign Manager of Clinton for President from February 1992 to November 1992, and Executive Director, Arkansas Regional Minority Purchasing Council, from February 1982 to January 1992. In addition, Ms. Shackelford has served in various local government positions, including Mayor of Little Rock, Arkansas. She also is a director of Philander Smith College, the Chapman Funds in Baltimore, Maryland, and the Overseas Private Investment Corporation.

         Joseph P. Cooper has served as Executive Vice President, Business Development since January 2001, prior to which he served as Senior Vice President, Manufacturing and Distribution for the Company from February 1996 to 2001. Mr. Cooper previously served in a management position with Schein Pharmaceutical-Steris Laboratories, a subsidiary of Schein Pharmaceuticals, Inc., from August 1989 to February 1996. Mr. Cooper serves on the National Advisory Boards for the University of Arizona College of Pharmacy and the National Organization for Rare Disorders and has served since 1996 on the Board of Communities in Schools of Arizona, a national organization that works with at-risk children.

         Richard J. Havens has served as Executive Vice President, Sales & Marketing since January 2001, prior to which he served as Senior Vice President, Sales and Marketing for the Company from January 1999 to 2001. From 1982 to 1998, Mr. Havens was a senior marketing executive for Aventis (formerly Rhone-Poulenc Rorer Company), most recently in the Company’s dermatological division, Dermik Laboratories. He also held various sales positions with Warner-Lambert Company from 1974 to 1981. Mr. Havens serves on the Parents Advisory Board of Gettysburg College in Gettysburg, Pennsylvania.

         Mark A. Prygocki, Sr. has served as our Chief Financial Officer, Corporate Secretary and Treasurer since May 1995. In January 2001, Mr. Prygocki was also appointed as Executive Vice President. From October 1991 to May 1995, he served as Controller of the Company. Prior to his employment at Medicis, Mr. Prygocki was employed by Salomon Smith Barney, Inc., an investment banking firm, and spent several years in the audit department of Ernst & Young LLP. Mr. Prygocki is a member of the Financial Executive Institute, and is certified by the Arizona State Board of Accountancy and the New York Society of CPAs. Mr. Prygocki serves on the Boards of Foothills Foundation and Whispering Hope Ranch, non-profit organizations that conduct programs for children and adults with special medical needs.

         Mitchell S. Wortzman, Ph.D. has served as Executive Vice President, Research & Development since January 2001, prior to which he served as Senior Vice President, Research and Development of the Company from August 1997 to 2001. From 1980 to 1997, Dr. Wortzman was employed at Neutrogena Corporation, most recently serving as President of the Dermatologics Division since 1989.

Committees and Meetings

         The Board of Directors has a Stock Option and Compensation Committee, an Audit Committee and an Executive Committee.

         The Stock Option and Compensation Committee administers our stock option plans and oversees the compensation of our officers. Messrs. Spencer Davidson, Peter S. Knight and Michael A. Pietrangelo were the members of the Stock Option and Compensation Committee in fiscal 2001. The Stock Option and Compensation Committee met once in fiscal 2001.

         The Audit Committee reviews financial reporting, policies, procedures and internal controls of Medicis, recommends appointment of outside independent auditors and reviews related party transactions. Dr. Philip S. Schein, Mr. Arthur G. Altschul, Jr., Mr. Spencer Davidson and Ms. Lottie Shackelford were the members of the Audit Committee in fiscal 2001. The Audit Committee met four times in fiscal 2001.

         The Executive Committee, which did not meet in fiscal 2001, exercises the rights, powers and authority of the Board of Directors between board meetings. Messrs. Jonah Shacknai and Michael A. Pietrangelo were the members of the Executive Committee.

         Medicis does not have a Nominating Committee; the entire Board of Directors considers nominations to serve as a member of the board.

         The Board of Directors held five meetings in fiscal 2001. Each director attended at least 88% of the combined total of (i) all board meetings and (ii) all meetings of committees of the board of which the director was a member.

Director Compensation

         Outside directors are paid $1,000 plus reasonable expenses for each board and committee meeting attended, excluding telephonic meetings. They also received an automatic annual stock option grant of 15,000 shares of Class A common stock in September 2000. The options are granted at the fair market value of Class A common stock on the last business day of September and are exercisable on the one-year anniversary of the date of the grant. Each option grant has a term of ten years.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has reappointed Ernst & Young LLP, independent auditors, to audit the accounts of Medicis and its subsidiaries for the fiscal year ending June 30, 2002. We have been advised by Ernst & Young LLP that no member of that firm, to the best of its knowledge and belief, has any direct or any material indirect financial interest in Medicis or its subsidiaries, nor during the past three fiscal years has any member of the firm had any connection with Medicis or its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

         Fees for the last annual audit were $158,000 and all other fees were $392,000, including audit-related services of $133,000 and non audit services of $259,000. Audit-related services generally include fees for pension and statutory audits, business acquisitions, accounting consultations and review of Securities and Exchange Commission (“SEC”) registration statements. Non-audit services generally include fees for tax preparation, tax consultations and non-accounting consultations. The Company did not engage Ernst & Young LLP to provide any information technology services during the fiscal year ended June 30, 2001. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will have an opportunity to make a statement should he or she desire to do so and is expected to be available to respond to appropriate questions.

Vote Required

         The proposal to ratify the appointment of Ernst & Young LLP as our independent auditors requires an affirmative vote of a majority of the voting power of the capital stock present at the meeting in person or represented by proxy. Notwithstanding ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending June 30, 2002, the Board of Directors may select other independent auditors for such year without any vote of the shareholders. If the shareholders do not ratify the appointment, the matter of the appointment of independent auditors will be considered by the Board of Directors.

Board Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 2 TO RATIFY THE
APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

AUDIT COMMITTEE REPORT

         In accordance with its written charter (attached to this Proxy Statement as Appendix A) adopted by the Board of Directors, the Audit Committee is responsible for the oversight of the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgment and the clarity of disclosures in the financial statements.

         The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors’ independence.

         The Committee discussed with the Company’s independent auditors the overall scope and plans for their audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee held four meetings during fiscal year 2001.

         In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2001 for filing with the SEC. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company’s independent auditors, Ernst and Young LLP.

September 28, 2001	Audit Committee

Philip S. Schein, M.D., Chairman

Arthur G. Altschul, Jr.

Spencer Davidson

Lottie H. Shackelford

EXECUTIVE COMPENSATION

         This table shows the annual compensation and long-term compensation awards for each of the three most recent fiscal years for Medicis’ chief executive officer and the other executive officers whose salary and bonus exceeded $100,000 during the fiscal year ended June 30, 2001.

Summary Compensation Table

					Long-Term Compensation Awards
		Annual Compensation
				Other Annual	Number of LTIP
Name and Position	Year	Salary ($)	Bonus ($)	Compensation ($)	Options (1)

Jonah Shacknai	2001	660,000	550,000	—	200,000

Chairman of the Board and	2000	600,000	440,000	—	200,000

Chief Executive Officer	1999	525,000	400,000	—	150,000

Joseph P. Cooper	2001	220,000	200,000	—	40,000

Executive Vice President,	2000	200,000	175,000	—	40,000

Business Development	1999	140,000	130,000	—	37,500

Richard J. Havens	2001	225,000	255,000	—	45,000

Executive Vice President,	2000	205,000	200,000	—	33,000

Sales and Marketing	1999	111,000	75,000	—	33,000

Mark A. Prygocki, Sr.	2001	275,000	255,000	—	60,000

Executive Vice President,	2000	240,000	240,000	—	60,000

Chief Financial Officer,	1999	185,000	200,000	—	52,500

Corporate Secretary and

Treasurer

Mitchell S. Wortzman, Ph.D.	2001	260,000	180,000	—	45,000

Executive Vice President,	2000	240,000	165,000	—	45,000

Research and Development	1999	230,000	130,000	—	45,000

(1)	Fiscal 2001 options were granted in July 2000; fiscal 2000 options were granted in July 1999; fiscal 1999 options were granted in July 1998.

         Medicis has no defined benefit or defined contribution retirement plans other than the Medicis Pharmaceutical Corporation 401(k) Employee Savings Plan established under Section 401(k) of the Internal Revenue Code of 1986, as amended. Contributions to the 401(k) plan are voluntary and all employees are eligible to participate. The 401(k) plan permits Medicis to match certain employee contributions, but the Company has not made any matching contributions.

STOCK OPTIONS

         Medicis’ stock option plans provide for the grant of stock options to key employees and key consultants. Options may be either incentive stock options or non-qualified stock options. The plans are administered by the Stock Option and Compensation Committee appointed by the Board of Directors. This table sets forth certain information for our last fiscal year with respect to options to purchase shares of Class A common stock granted to Medicis’ chief executive officer and our other named executive officers pursuant to the stock option plans.

Options Granted in the Last Fiscal Year

					Potential Realized Value at
		Percentage of			Assumed
		Total			Annual Rates of Stock Price
		Options	Exercise		Appreciation
	Number of	Granted to	or Base		for Option Term(2)
	Options	Employees in	Price	Expiration
Name	Granted(1)	Fiscal Year	($/sh)	Date	0% ($)	5% ($)	10% ($)

Jonah Shacknai	200,000	11.7%	$55.25	7/25/10	—	6,950,000	17,610,000

Joseph P. Cooper	40,000	2.3%	$55.25	7/25/10	—	1,390,000	3,522,000

Richard J. Havens	45,000	2.6%	$55.25	7/25/10	—	1,564,000	3,962,000

Mark A. Prygocki, Sr.	60,000	3.5%	$55.25	7/25/10	—	2,085,000	5,283,000

Mitchell S. Wortzman, Ph.D.	45,000	2.6%	$55.25	7/25/10	—	1,564,000	3,962,000

(1)	Of Mr. Shacknai’s options noted above, 66,665 vested on July 25, 2001; 66,667 vest on July 25, 2002; and 66,668 vest on July 25, 2003. Of Mr. Cooper’s options noted above, 8,000 vested on July 25, 2001; 8,000 vest on July 25, 2002; 8,000 vest on July 25, 2003; 8,000 vest on July 25, 2004; and 8,000 vest on July 25, 2005. Of Mr. Haven’s options noted above, 9,000 vested on July 25, 2001; 9,000 vest on July 25, 2002; 9,000 vest on July 25, 2003; 9,000 vest on July 25, 2004; and 9,000 vest on July 25, 2005. Of Mr. Prygocki’s options noted above, 12,000 vested on July 25, 2001; 12,000 vest on July 25, 2002; 12,000 vest on July 25, 2003; 12,000 vest on July 25, 2004; and 12,000 vest on July 25, 2005. Of Dr. Wortzman’s options noted above, 9,000 vested on July 25, 2001; 9,000 vest on July 25, 2002; 9,000 vest on July 25, 2003; 9,000 vest on July 25, 2004; and 9,000 vest on July 25, 2005.

(2)	The potential realizable value portion of the table illustrates amounts that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded annual rates of stock price appreciation over the scheduled life of the options. This table does not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting schedules. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and are not intended to forecast possible future appreciation, if any, of our stock price. The column indicating 0% appreciation is included to reflect the fact that a zero percent gain in stock price appreciation from the market price of the Class A common stock on the date of grant will result in zero dollars for the optionee. No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders commensurately. Dollar amounts shown are not discounted to present value.

         During the last fiscal year, 185 employees and six non-employee directors were granted options to purchase an aggregate of 1,800,275 shares of common stock under Medicis’ stock option plans.

         This table shows all stock options exercised by the named executives during the fiscal year ended June 30, 2001, and the number and value of options they held at fiscal year end. The number of shares acquired on exercise does not necessarily represent the underlying shares sold.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

					Value of Unexercised
	Number		Number of Unexercised		In-the-Money Options
	of Shares		Options at Fiscal Year End		at Fiscal Year End ($)(1)
	Acquired on	Value
Name	Exercise	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jonah Shacknai	320,775	15,781,632	146,509	406,959	4,395,666	6,557,880

Joseph P. Cooper	23,761	888,351	2,412	104,851	107,744	1,921,086

Richard J. Havens	6,600	286,164	6,600	91,200	85,206	1,074,018

Mark A. Prygocki, Sr.	79,769	3,391,048	—	164,251	—	3,117,952

Mitchell S. Wortzman, Ph.D.	27,000	1,174,220	—	126,001	—	2,305,559

(1)	Value of unexercised in-the-money options is calculated based on the market value of the underlying shares, minus the exercise price and assumes the sale of all the underlying shares on June 30, 2001, at a price of $53.00, which was the closing price of the Class A common stock on the New York Stock Exchange on that date.

STOCK OPTION AND COMPENSATION COMMITTEE REPORT

         The Stock Option and Compensation Committee is responsible for the oversight of the compensation of our executive officers and administration of our stock option plans. Our executive officers’ compensation is composed of salary, stock options and cash bonuses. Jonah Shacknai, our chairman and chief executive officer, recommends the annual salary and any cash bonus for each executive officer other than himself. In the case of an increase in salary or bonus to an executive officer, Mr. Shacknai makes a recommendation to this committee to approve the increase. Mr. Shacknai and the committee apply the largely subjective and non-quantitative criteria discussed below in evaluating compensation and have not assigned any particular numerical weight to these factors. The salary of an executive officer is determined by the significance of the position to our company, individual experience, talents and expertise, tenure with our company, cumulative contribution to our company’s success, individual performance as it relates to effort and achievement of progress toward particular objectives for the executive officer and to Medicis’ immediate and long-term goals, and information gathered as to comparable companies in the same industry as the Company. Due to Medicis’ phase of growth and development, in addition to its goal of increasing profitability, other elements of performance that are used in structuring executive compensation levels are increases in revenues, new product introductions, progress in research and development, raising new capital if necessary, strategic alliances, customer service values, cost-effective operation and the personal commitment to Medicis’ ideals and mission. This committee believes the compensation of our executive officers is generally in the middle section of the range of compensation data obtained when we gathered data as to comparable companies. However, this belief should be considered in light of the facts that the elements of compensation of such comparable companies are not necessarily directly comparable to those of our company. Although we do not have a formal bonus plan for executive officers, from time to time we award cash bonuses to certain executive officers after fiscal year end. The amount awarded to a particular executive officer is based upon Medicis’ overall performance as described above, individual performance, the particular executive officer’s base salary level, and overall equity and fairness.

         We grant stock options to our executive officers to link the interests and risks of our executive officers with those of our shareholders. The executive officers granted options receive value as the price of our stock increases. We generally grant stock options to the executive officers after the close of the fiscal year. We base our decisions on Medicis’ performance and the individual’s performance as discussed above, base salary and bonus levels, the amount of prior option grants, length of service, and overall equity and fairness.

         For fiscal 2001, Jonah Shacknai, chairman of the board and chief executive officer, received an annual salary of $660,000, was paid a bonus of $550,000, and was granted options to purchase 200,000 shares of Class A common stock in fiscal 2001 (at an exercise price of $55.25 per share, which was the fair market value of Medicis shares on the date the options were granted). We made these decisions based upon a subjective analysis of his contributions to Medicis’ improved performance in the most recent fiscal year, and the above noted criteria. The committee did not assign any particular numerical weight to any of these matters.

September 28, 2001	Stock Option and Compensation Committee

Spencer Davidson, Chairman

Peter S. Knight, Esq.

Michael A. Pietrangelo

Stock Price Performance

         This graph shows a comparison of the cumulative total shareholder return for Medicis, the Nasdaq Stock Market (U.S. Companies) Total Return Index and the Nasdaq Pharmaceutical Stocks Total Return Index for the period commencing June 28, 1996 through June 30, 2001. Medicis began trading on the New York Stock Exchange on September 24, 1998, under the ticker symbol MRX. Due to the move to the New York Stock Exchange, we provide a comparison of the NYSE (U.S. Companies) Total Return Index and the NYSE Pharmaceutical Stocks Total Return Index for the period commencing June 28, 1996 through June 30, 2001. Before the move to the New York Stock Exchange, our common stock traded on the Nasdaq National Market. The Nasdaq Stock Market Total Return Index comprises all domestic common shares traded on the Nasdaq National Market System and the Nasdaq Small-Cap MarketSM. The Nasdaq Pharmaceutical Stocks Index represents all companies, including biotechnology companies, trading on Nasdaq classified under the Standard Industrial Classification Code for pharmaceuticals. The NYSE Total Return Index comprises all domestic common shares traded on the NYSE. The NYSE Pharmaceutical Stocks Total Return Index represents all companies classified under the Standard Industrial Classification Code for pharmaceuticals.

(1)	The lines represent monthly index levels derived from compounded daily returns that include all dividends. The indexes are reweighted daily, using the market capitalization on the previous trading day. If the end of the monthly interval, based upon the fiscal year end, is not a trading day, the preceding trading day is used. The index level for all series was set to 100.0 on June 28, 1996.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. These reports are also filed with the New York Stock Exchange. A copy of each report is furnished to Medicis.

         SEC rules require Medicis to identify anyone who filed a required report late during the most recent fiscal year. Based solely on a review of reports furnished to Medicis and written representations that no other reports were required, we believe that during the year ended June 30, 2001, all Section 16(a) filing requirements were met except that Mr. Cooper, Mr. Havens and Dr. Wortzman became executive officers in January 2001 and filed the reports in March 2001.

PRINCIPAL SHAREHOLDERS AND SHAREHOLDINGS OF MANAGEMENT

         This table shows ownership of Medicis stock on September 24, 2001 by (i) each person known to Medicis to own beneficially five percent (5%) or more of Medicis’ capital stock, (ii) each director and executive officer, and (iii) all directors and executive officers as a group:

	Shares Beneficially
	Owned

	Class A	Class B	Percentage of	Percentage of
	Common	Common	Outstanding	Voting
Name(1)	Stock	Stock	Capital Stock	Power

Jonah Shacknai(2)	468,591	379,016	2.77%	12.36%

Arthur G. Altschul, Jr.(3)	15,000	—	*	*

Spencer Davidson(4)	20,000	—	*	*

Peter S. Knight, Esq.(5)	31,812	—	*	*

Michael A. Pietrangelo(6)	80,424	—	*	*

Philip S. Schein, M.D.(7)	33,304	—	*	*

Lottie H. Shackelford(8)	57,111	—	*	*

Joseph P. Cooper(9)	31,762	—	*	*

Richard J. Havens(10)	22,200	—	*	*

Mark A. Prygocki, Sr. (11)	66,914	—	*	*

Mitchell S. Wortzman, Ph.D. (12)	45,925	—	*	*

All executive officers and directors	873,043	379,016	4.04%	13.40%

as a group (11 persons)(13)

AIM Management Group, Inc.	3,696,520	—	12.19%	10.70%

11 Greenway Plaza

Suite 100

Houston, TX 77046(14)

Putnam Investments, Inc.	3,049,709	—	10.06%	8.83%

One Post Office Square

Boston, MA 02109(15)

*	Less than 1%.

(1)	The address of each beneficial owner is c/o Medicis Pharmaceutical Corporation, 8125 North Hayden Road, Scottsdale, Arizona 85258-2463, unless otherwise indicated.

(2)	Includes 353,466 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of September 24, 2001, or which become exercisable within 60 days thereafter (November 23, 2001).

(3)	Includes 15,000 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of September 24, 2001, or which become exercisable within 60 days thereafter (November 23, 2001).

(4)	Includes 20,000 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of September 24, 2001, or which become exercisable within 60 days thereafter (November 23, 2001).

(5)	Includes 29,625 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of September 24, 2001, or which become exercisable within 60 days thereafter (November 23, 2001).

(6)	Includes 54,732 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of September 24, 2001, or which become exercisable within 60 days thereafter (November 23, 2001).

(7)	Includes 33,304 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of September 24, 2001, or which become exercisable within 60 days thereafter (November 23, 2001).

(8)	Includes 54,951 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of September 24, 2001, or which become exercisable within 60 days thereafter (November 23, 2001).

(9)	Includes 31,762 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of September 24, 2001 or which become exercisable within 60 days thereafter (November 23, 2001).

(10)	Includes 22,200 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of September 24, 2001 or which become exercisable within 60 days thereafter (November 23, 2001).

(11)	Includes 50,250 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of September 24, 2001, or which become exercisable within 60 days thereafter (November 23, 2001).

(12)	Includes 36,000 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of September 24, 2001 or which become exercisable within 60 days thereafter (November 23, 2001)

(13)	Includes an aggregate of 701,290 shares of Class A common stock subject to options granted pursuant to stock option plans which were exercisable as of September 24, 2001, or which become exercisable within 60 days thereafter (November 23, 2001) held by eleven executive officers and directors.

(14)	In a filing with the SEC on Schedule 13G, dated January 10, 2001, AIM Management Group, Inc. on behalf of itself and its wholly-owned subsidiaries, AIM Advisors, Inc. and AIM Capital Management, Inc. reported sole dispositive power of 3,696,520 shares of common stock and sole voting power of 3,696,520 shares of common stock. The foregoing information is based solely on a review of the referenced Schedule 13G.

(15)	In a filing with the SEC on Schedule 13G, dated April 10, 2001, Putnam Investments, LLC reported shared dispositive power with respect to 3,049,709 shares of common stock and shared voting power with respect to 103,010 shares of common stock. Putnam Investment Management, LLC reported shared dispositive power as to 2,780,175 shares of common stock. The Putnam Advisory Company, LLC reported shared dispositive power as to 269,534 shares of common stock and shared voting power as to 103,010 shares of common stock. Marsh & McLennan Companies, Inc., Putnam Investment’s parent holding company, reported no shared dispositive power and no shared voting power. The foregoing information is based solely on a review of the referenced Schedule 13G.

EXECUTIVE EMPLOYMENT AGREEMENTS AND OTHER RELATIONSHIPS

Executive Retention Plan

         On March 2, 1999, the Board of Directors authorized and adopted the Medicis Pharmaceutical Corporation Executive Retention Plan, effective on April 1, 1999. The purpose of the retention plan is to facilitate the exercise of best judgment and improve the recruitment and retention of key employees by Medicis. Pursuant to the retention plan, certain key employees will receive a “Benefit Allowance” upon an “Involuntary Termination” other than for “Good Cause” in connection with a “Change in Control,” as each term is defined in the retention plan. Upon a Change in Control, persons who report directly to the chief executive officer and such others as may be designated by the chief executive officer receive a Benefit Allowance of two times salary and bonus, and insurance and retirement benefit payments for two years, and certain other key employees designated by the chief executive officer receive a Benefit Allowance of one times salary and bonus, and insurance and retirement benefit payments for one year.

Compensation Committee Interlocks and Insider Participation

         During the fiscal year ended June 30, 2001, the stock option and compensation committee of the Board of Directors consisted of Spencer Davidson, Peter S. Knight and Michael A. Pietrangelo, all of whom are non-employee directors. No member of the compensation committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Employment Agreement

         In July 1996, Medicis entered into an employment agreement with Mr. Shacknai, effective July 1, 1996, to continue to serve as chairman and chief executive officer. The agreement was amended in February 2001, renewing the agreement for a five year period commencing on July 1, 2001 and expiring on June 30, 2006. The agreement automatically renews for successive periods of five years, unless either party gives timely notice of an intention not to renew. Mr. Shacknai also may terminate the employment agreement prior to the end of the term. Under the agreement, Mr. Shacknai agreed that, during his employment, and for a period of one year following termination for reasons other than a change in ownership or control of Medicis, he will not engage in, consult with or be employed by any Competing Business (as defined in the employment agreement). The agreement contains customary non-solicitation provisions and provides for the transfer to Medicis of any intellectual property relating to its business.

         Under the agreement, Mr. Shacknai receives an annual base salary of $400,000, effective July 1996, plus certain benefits and an annual grant of options to purchase shares of common stock representing a minimum specified percentage of the fully diluted capitalization of Medicis. He is also eligible for annual cash bonuses and increases in his base compensation.

         The agreement provides that, if Mr. Shacknai’s employment is terminated as a result of a change in control, Medicis will pay him a lump sum amount equal to four times the sum of (i) his base salary at the highest rate in effect during the preceding 12 months and (ii) the average annual bonus, if any, paid during the preceding three years. If Mr. Shacknai’s employment is terminated without cause or by his Resignation for Good Reason (as defined in the agreement), Medicis will pay him a lump sum equal to the sum of (i) the amount he would have collected in salary for the unexpired term of the agreement, were he paid at the highest salary rate in effect for the 12 months preceding his termination, and (ii) his average annual bonus for the preceding three years multiplied by the number of years remaining in the agreement. In no event, however, will Mr. Shacknai’s severance payment for termination without cause be less than twice the sum of (i) his highest effective salary and (ii) the average annual bonus for the preceding three years, plus 1/24 of such lump sum for each full year of Mr. Shacknai’s service with Medicis. If Mr. Shacknai’s employment is terminated by his death, the agreement provides that Medicis will continue to pay his salary, at the then-current rate, to his estate for 12 months. If Mr. Shacknai is terminated pursuant to his Disability (as defined in the agreement), Medicis will pay him 100% of his base salary for 12 months, and 50% of that base salary for the remainder of the term of the agreement, but in no event for less than an additional 12 months of his base salary. Finally, the agreement provides that, if it is not renewed by Medicis for at least three years after its initial expiration, Medicis must pay Mr. Shacknai a lump sum equal to twice the sum of (i) his annual base salary at the highest rate in effect during his last 12 months of employment and (ii) the annual average of bonus payments made to him over the preceding three years, plus 1/24 of such lump sum for each full year of Mr. Shacknai’s service with Medicis.

         Upon the termination of Mr. Shacknai’s employment, all options previously granted to him will automatically vest and will remain exercisable for their full term. After termination, Mr. Shacknai will also receive the employee benefits he was eligible to participate in for four years, unless the agreement is not renewed, in which event he will receive those benefits for two years. Under certain circumstances, the agreement may require Medicis to make payments that would constitute excess parachute payments under the Internal Revenue Code of 1986, as amended. If Medicis makes excess parachute payments to Mr. Shacknai, those payments would not be deductible by Medicis for tax purposes, and Mr. Shacknai would be required to pay an excise tax.

         Medicis currently has no employment agreements with other employees.

OTHER MATTERS

Shareholder Proposals

         Any shareholder proposal that is intended to be presented at the 2002 annual meeting and included in Medicis’ proxy statement relating to that meeting, must be received at our principal offices no later than June 10, 2002.

         In order for a shareholder to bring other business before our 2002 annual shareholders meeting, timely notice must be received by us at our principal offices between the dates of June 27, 2002 and July 27, 2002. This notice must include a description of the proposed business, the reasons for this proposed business, and other specified matters. These requirements are separate from and in addition to the requirements a shareholder must meet to have a proposal included in our proxy statement. The time limit also applies in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

         The address of our principal offices is 8125 North Hayden Road, Scottsdale, Arizona 85258-2463.

Voting Rights and Revocability of Proxies

         A majority of the outstanding shares of capital stock on the record date will constitute a quorum for the annual meeting. Shares may be represented at the meeting in person or by proxy.

         Votes will be tabulated by the inspector of election appointed for the meeting. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Under Medicis’ bylaws and Delaware law: (1) shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present for purposes of determining the presence of a quorum; (2) there is no cumulative voting, and the three director nominees receiving the highest number of votes are elected and, accordingly, abstentions, broker non-votes and withholding of authority to vote will not affect the election of directors; (3) proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of that proposal and will have the same effect as a vote against that proposal; and (4) proxies that reflect broker non-votes will be treated as unvoted and will not be counted for or against a proposal.

         Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A proxy may be revoked by sending to the Corporate Secretary, at 8125 North Hayden Road, Scottsdale, Arizona 85258-2463, a written notice of revocation or a duly executed proxy bearing a later date, or a proxy may be revoked by attending the annual meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

Annual Report and Annual Report on Form 10-K

         Medicis’ annual report for fiscal 2001 and Medicis’ annual report on Form 10-K for fiscal 2001 is being mailed to shareholders together with this proxy statement.

Other Matters

         The Board of Directors does not know of any other matters that are to be presented for action at the annual meeting. If any other matters come before the meeting, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with regard to those matters in accordance with their best judgment.

MEDICIS PHARMACEUTICAL CORPORATION /s/ Mark A. Prygocki, Sr. Mark A. Prygocki, Sr. Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer

September 28, 2001

SHAREHOLDERS ARE URGED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN
THE ENCLOSED ENVELOPE.

APPENDIX A

MEDICIS PHARMACEUTICAL CORPORATION AUDIT COMMITTEE CHARTER

MEDICIS PHARMACEUTICAL CORPORATION

Audit Committee Charter

Adopted by the Board of Directors on June 1, 2000

The Audit Committee of the Board of Directors of Medicis Pharmaceutical Corporation was established by the action of the Board in adopting the Bylaws of the Company. The provisions of the Bylaws set forth the basic responsibilities and Board procedures for the Audit Committee. This Charter is intended to supplement the Bylaw provisions and to specify in more detail the membership and responsibilities of the Committee, as outlined below:

Organization

This Charter governs the operations of the Audit Committee. The Committee will review the Charter annually and will recommend any proposed changes to the Board of Directors for approval. The Committee shall be appointed by the Board of Directors and shall comprise at least three Directors, each of whom are independent of management as that term is defined by § 301.01(b)(3) of the New York Stock Exchange Rules. Members of the Committee shall be free of any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment. All Committee members will have experience or education in business or financial matters sufficient to provide him or her with a working familiarity with basic finance and accounting matters. In addition, the Committee shall have at least one member with accounting or financial management expertise. Committee members who were fully qualified pursuant to the New York Stock Exchange’s previous Audit Committee Rule, but are not qualified pursuant to current Section 303 of the Exchange’s Listed Company Manual, may continue to serve on the Audit Committee if eligible, in accordance with New York Stock Exchange rules.

Unless the Board has previously designated the Chair, the members of the Audit Committee may designate a Chair by majority vote.

Statement of Purpose

The Committee will assist the Board of Directors in overseeing and monitoring the Company’s financial reporting process. The duty of the Audit Committee is one of oversight and supervision. It is not the duty of the Committee to conduct investigations or to assure compliance with laws and regulations or the Company’s compliance programs, to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles—that is the responsibility of management. The Company’s independent auditors are responsible for auditing the financial statements of the Company. The Board of Directors recognizes that the Audit Committee will rely on the advice and information it receives from the Company’s management and outside auditors. The Board does, however, expect the Audit Committee to exercise independent judgment in assessing the quality of the Company’s financial reporting process and its internal controls. In doing so, the Board expects that the Audit Committee will maintain free and open communication with the other Directors, the Company’s independent auditors, and the financial management of the Company.

Meetings

The Audit Committee shall meet at least four times annually, or more frequently if circumstances dictate. One or more of these meetings shall include separate executive sessions with the Company’s Chief Financial Officer and the independent auditors. Unless circumstances dictate otherwise, the meetings should occur quarterly in conjunction with a review of the Company’s quarterly and annual financial results.

Duties and Responsibilities

The duties and responsibilities of the Audit Committee shall include the following:

1.	Have a clear understanding with management and the Company’s independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company’s shareholders.

2.	Receive the written disclosures and letter from the Company’s independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discuss with the auditors any issues required to be discussed regarding their independence.

3.	Annually evaluate the qualifications and prior performance of the Company’s current independent auditors. Based on the representations regarding independence and the results of such evaluation, determine whether the independent auditors should be reappointed or replaced and make a recommendation as to its determination.

4.	Review the compensation of the independent auditors.

5.	Review with the independent auditors any problems or difficulties the auditors may have encountered during the annual audit, including any restrictions placed on the scope of the audit, difficulties obtaining required information, significant areas of disagreement with management, areas where the planned scope of the audit was changed because of concerns or difficulties, significant audit adjustments, and any other matters required to be discussed by Statement of Auditing Standards No. 61.

6.	Review the Company’s Annual Report on Form 10-K and the financial statements contained therein with the Company’s financial management and independent auditors. Discuss any significant financial judgments made in connection with the preparation of the Company’s financial statements. Conduct discussions with the financial management of the Company to ascertain that the financial statements proposed to be included in the Company’s Annual Report contain no material misstatements, and receive assurances from the independent auditors that, in the course of their audit, they learned of no material misstatement. If deemed appropriate, after consideration of the discussions, reviews and assurances, recommend to the Board of Directors that financial statements be included in the Annual Report on Form 10-K.

7.	Review the Company’s Quarterly Reports on Form 10-Q and the financial statements contained therein with the Company’s financial management. Conduct discussions with the financial management of the Company to ascertain that the financial statements included in the Company’s reports do not contain any material misstatements, and receive assurances that the auditors learned of no material misstatements in the course of their review of such financial statements.

8.	Discuss at least annually with the Company’s independent auditors the overall scope and plans for the audit and the adequacy and effectiveness of the Company’s internal controls. Review the management letter issued by the independent auditor and management’s response thereto. Periodically assess action management has taken or progress it has made in addressing issues raised by the independent auditors.

9.	Discuss at least annually with the Company’s General Counsel any legal matters that may have a material impact on the Company’s financial statements and any material reports or material inquiries received from regulators or government agencies.

10.	Authorize and oversee investigations deemed appropriate into matters within the Committee’s scope of responsibility, with the power to retain independent counsel, accountants and other advisors and experts to assist the Committee if deemed appropriate by the Committee.

11.	Prepare the disclosure concerning the Committee required by the Rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

12.	Review and reassess this Charter on an annual basis and make recommendations to the Board of Directors concerning any changes deemed appropriate.

13.	Report actions of the Committee to the Board of Directors with such recommendations as the Committee deems appropriate.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR 2001 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 6, 2001

         The undersigned hereby constitutes and appoints Jonah Shacknai and Mark A. Prygocki Sr., and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Shareholders of MEDICIS PHARMACEUTICAL CORPORATION (“Medicis”), to be held on November 6, 2001 and at any adjournment or postponement thereof. This proxy, when properly executed and returned in a timely manner, will be voted at this annual meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR Proposal 1, the election of the director nominees named herein, and FOR Proposal 2, ratification of appointment of independent auditors, and as to all other matters which may come before the meeting in accordance with the judgment of the persons named as proxies herein.

         PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on reverse side.)

The undersigned hereby directs this proxy to be voted as follows:

PLEASE MARK YOUR VOTES IN THE
FOLLOWING MANNER, USING DARK INK
ONLY:

	FOR ALL NOMINEES	WITHHOLD ALL

	(except as marked to	NOMINEES

the contrary below)

Proposal 1: Election of Directors

Nominees: Jonah Shacknai;

Michael A. Pietrangelo;

Lottie H. Shackelford

FOR, except vote withheld from the

following nominee(s):

	FOR	AGAINST	ABSTAIN

Proposal 2: to ratify the appointment of Ernst

& Young LLP as independent auditors

At the proxies’ discretion on any other matters

which may properly come before the meeting

or any adjournment or postponement thereof

         Dated:                                     , 2001.

         Signature(s):

         This proxy should be dated, signed by the shareholder(s) exactly as his or her name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate, if shares are held by joint tenants or as community property, both shareholders should sign.